EXHIBIT 16.1

[Arthur Andersen LLP letterhead]

June 27, 2002

Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549

Dear Sir/Madam:

We have read the first three (3) paragraphs of Item 4 included in the Form 8-K dated as of June 21, 2002, of SatCon Technology Corporation, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,
/s/Arthur Andersen LLP
Arthur Andersen LLP

Cc:
Mr Ralph M. Norwood, Vice President
and Chief Financial Officer
SatCon Technology Corporation